EXHIBIT 16.1

Securities and Exchange Commission

Station Place

100 F St., NE

Washington, D.C. 20549

RE:  Sense Technologies, Inc.

        File No. 000-29990

Ladies and Gentlemen:

We have read Sense Technologies, Inc. statements included under Item 4.01 of its Form 8-K dated September 26, 2008, and we agree with such statements, as they pertain to our firm. We have no basis to agree or disagree with statements regarding the successor firm.

/s/ BDO Dunwoody LLP

Vancouver, Canada

September 26, 2008